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The South Financial Group Completes Purchase of Five BankAtlantic Branches; Expands Orlando Presence

GREENVILLE, SC – June 6, 2008 – The South Financial Group, Inc. (NASDAQ: TSFG) (“TSFG”) today announced the completion of its purchase of assets and assumption of deposits and other liabilities associated with five retail branch offices from BankAtlantic, a wholly-owned subsidiary of BankAtlantic Bancorp (NYSE: BBX). The five branch offices, all located in Orlando, Florida, became part of Mercantile Bank, The South Financial Group’s Florida banking operations.

With the five branch offices, Mercantile Bank is adding approximately $25 million in deposits and approximately $6 million in retail loans. Combined with its existing offices, Mercantile Bank now operates 14 branch offices in the Orlando area with deposits of approximately $325 million and loans of approximately $500 million. Related to this transaction, The South Financial Group expects to record approximately $1 million in one-time conversion costs in second quarter 2008 and less than $1 million in intangible assets.

“The new branch locations mark a significant step in growing Mercantile’s retail banking presence and deposits in the Orlando market,” said Donald L. Gaudette, Jr., Mercantile Bank Market President for Central Florida. “We welcome our new customers and employees and look forward to serving the Orlando area through an expanded network of well-located branches, personalized customer service, and competitive products and services.”

General Information

The South Financial Group is the largest publicly-traded bank holding company headquartered in South Carolina and ranks among the top 50 U.S. commercial bank holding companies in total assets. At March 31, 2008, it had approximately $13.7 billion in total assets and now has 180 branch offices in Florida, North Carolina, and South Carolina. TSFG focuses on fast-growing banking markets in the Southeast, concentrating its growth in metropolitan statistical areas. TSFG operates Carolina First Bank, which conducts banking operations in North Carolina and South Carolina (as Carolina First Bank), in Florida (as Mercantile Bank), and on the Internet (as Bank CaroLine). At March 31, 2008, approximately 46% of TSFG’s total customer deposits were in South Carolina, 39% were in Florida, and 15% were in North Carolina. Investor information is available at www.thesouthgroup.com.

CONTACT:

Mary M. Gentry, EVP – Investor Relations (864) 421-1068

Christopher T. Holmes, EVP – Retail Banking and IR (864) 255-8970